Exhibit 3.1
                                                                        11/19/82

                            ARTICLES OF INCORPORATION
                                       OF
                             THE WILBER CORPORATION

                         (As amended November 19, 1982)

1.   The name of the corporation is: The Wilber Corporation.

2. The location and post office address of the initial registered office of the corporation in this State is: 245 Main Street, Oneonta, New York 13820

3. The corporation is incorporated under the New York Business Corporation Law for the following purpose of purposes: To have unlimited power to engage in and do any lawful act concerning any of all lawful business for which corporations may be incorporated under the provisions of the New York Business Corporation Law.

4.   The term for which the corporation is to exist is: Perpetual.


5. (a) The aggregate number of shares which the corporation shall have authority to issue is: One Million (1,000,000) shares of common stock without par value per share (the "Common Stock").

     (b) In all elections of Directors of this corporation, each shareholder shall be entitled to as many votes as shall equal the number of votes he would be entitled to cast for the election of Directors multiplied by the number of directors to be elected, and he may cast all of such votes for a single Director of may distribute them among the number to be voted for, or any two or more of them, as he may see fit.

6. No merger, consolidation, liquidation or dissolution of the corporation nor any action that would result in the sale or other disposition of all or substantially any of the assets of the corporation shall be valid unless first approved by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of common stock. This Article 6 may not be amended unless first approved by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of common stock.

7. (a) The Board of Directors may, if it deems it advisable, oppose a tender or other offer for the corporation's securities, whether the offer is in cash or in the securities of a corporation or otherwise. When considering whether to oppose an offer, the Board of Directors may, but it is not legally obligated to, consider any pertinent issue: by way of illustration, but not of Directors may, but shall not be legally obligated to, consider any or all of the following:

          (i)  Whether the offer price is acceptable based on the historical and
               present   operating   results  or  financial   condition  of  the
               corporation;

          (ii) Whether a more favorable price could be obtained for the corporations securities in the future:

          (iii)The impact which an acquisition of the corporation would have on the employees, depositors and customers of the corporation and its subsidiaries and the communities which they serve;

          (iv) The reputation and business practices of the offeror and its management and affiliates as they would affect the employees, depositors and customers of the corporation and its subsidiaries and the future value of the corporation stock;

          (v) The value of the securities (if any) which the offeror is offering in exchange for the corporations securities, based on an analysis of the worth of the corporation as compared to the corporation of other entity whose securities are being offered; and

          (vi) Any antitrust or other legal and regulatory issues that are raised by the offer.

     (b) If the Board of Directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose, including, but not limited to , any of all of the following: Advising shareholders not to accept the offer, litigation against the offeror; filing complaints with all governmental and regulatory authorities; acquiring the corporations securities; selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the offeror; and soliciting a more favorable offer from another individual or entity.